    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 1999

                                                      REGISTRATION NO. 333-88601


================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   -----------


                         POST EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT


                                      UNDER

                           THE SECURITIES ACT OF 1933

                                   -----------

                      SANTA BARBARA RESTAURANT GROUP, INC.

               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                DELAWARE                      33-0602639
     (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)        IDENTIFICATION NO.)

                                   -----------

                        360 SOUTH HOPE STREET, SUITE C300
                         SANTA BARBARA, CALIFORNIA 93105

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   -----------

                             ANDREW D. SIMONS, ESQ.
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      SANTA BARBARA RESTAURANT GROUP, INC.
                        360 SOUTH HOPE STREET, SUITE C300
                         SANTA BARBARA, CALIFORNIA 93105
                                 (805) 898-7100

            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   -----------

                                   COPIES TO:
                             C. CRAIG CARLSON, ESQ.
                         STRADLING YOCCA CARLSON & RAUTH
                      660 NEWPORT CENTER DRIVE, SUITE 1600
                         NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 725-4000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If the delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
                                           Proposed maximum     Proposed maximum
  Title of securities      Amount to be     offering price         aggregate           Amount of
    to be registered        registered       per share(1)       offering price(1)  registration fee
=====================================================================================================
 Common Stock, $.08 par    5,998,377(2)          $1.94            $11,636,851           $3,235
         value                shares
-----------------------------------------------------------------------------------------------------

(1) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Bulletin Board Market managed by Nasdaq for our common stock on September 29, 1999, which was approximately $1.94 per share.

(2) The number of shares of our common stock registered hereunder represents 3,000,000 shares which we issued as of July 15, 1999, the effective date of the merger (the "Merger") of La Salsa Holding Co. with and into La Salsa Merger, Inc., our wholly-owned subsidiary. The number of shares of our common stock registered hereunder also includes 1,500,000 shares which we issued on the conversion of $6,000,000 of our convertible promissory notes, which we issued pursuant to the Merger. These promissory notes were converted on August 16, 1999. The number of shares of our common stock registered hereunder also includes 500,000 shares which are issuable upon exercise of certain warrants we issued pursuant to the Merger. Additionally, the number of shares of our common stock registered hereunder includes 998,377 shares held by KCC Delaware Company, which were acquired by KCC Delaware Company on March 30, 1999.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

The following pages of the S-3 have been amended to state that our stock is traded on the Nasdaq Small Cap Market tier of the Nasdaq Stock Market not the Nasdaq National Market.

                      SANTA BARBARA RESTAURANT GROUP, INC.

                           --------------------------

                        5,998,377 SHARES OF COMMON STOCK

                           --------------------------

                                ($.08 PAR VALUE)

        The stockholders listed in this Prospectus under the section entitled "Selling Stockholders" may offer and sell a total of 5,998,377 shares of our Common Stock, par value $0.08 per share (the "Common Stock"), which they own or will receive from time to time.


        The Selling Stockholders may sell the shares of Common Stock described in this Prospectus in public or private transactions, on or off the Nasdaq Small Cap Market tier of the Nasdaq Stock Market ("Nasdaq Small Cap Market"), at prevailing market prices, or at privately negotiated prices. The Selling Stockholders may sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders. We will not receive any proceeds from the Selling Stockholders' sale of the shares of Common Stock. We have agreed to bear the expenses in connection with the registration and sale of the Common Stock offered by the Selling Stockholders and to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. More information is provided in the section titled "Plan of Distribution."

        Our common stock is currently traded on the Nasdaq Small Cap Market under the symbol "SBRG." On September 29, 1999, the last reported sale price of our common stock was $1.94 per share.


                           --------------------------

            INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS. SEE
                       "RISK FACTORS" BEGINNING ON PAGE 3.

                           --------------------------

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                           --------------------------

                    This Prospectus is dated October 7, 1999

----------

(1) The number of shares of our common stock owned prior to this offering include any shares of our common stock beneficially held by the Selling Stockholder, and assumes the exercise of all warrants to purchase shares of our common stock held by the Selling Stockholder.

(2) For each of the Selling Stockholders, other than KCC Delaware Company, the number of shares of the Common Stock being offered under this Prospectus represents the number of shares of Common Stock issued at the closing of the merger with La Salsa, the number of shares issued on the conversion of promissory notes issued at the closing of the merger with La Salsa, as well as the number of shares issuable assuming exercise of warrants to purchase shares of the Common Stock issued at the closing of the merger with La Salsa.

(3) Upon the completion of the offering and assuming the sale by the Selling Stockholders of all of the shares of the Common Stock available for resale under this Prospectus, the Selling Stockholders will not own any of our common stock.

(4) Burt Sugarman, who has been a director of the Company since March 30, 1999, is the Chairman and Chief Executive Officer of KCC Delaware Company. KCC Delaware Company is a wholly-owned subsidiary of Giant Group, Inc., a public company of which Mr. Sugarman serves as Chairman and Chief Executive Officer.

(5) Daniel L. Skaff, who has been a director of the Company since August 16, 1999, is the Chairman and Chief Executive Officer of Sienna Holdings, Inc., as well as the President and majority shareholder of Sienna Associates, the general partner of Sienna Limited Partnership I and Sienna Limited Partnership II.

                              PLAN OF DISTRIBUTION


        All or a portion of the Common Stock offered by this Prospectus may be offered for sale from time to time on the Nasdaq Small Cap Market or on one or more exchanges, or otherwise at prices and terms then obtainable, or in negotiated transactions. The distribution of these securities may be effected in one or more transactions that may take place on the over-the-counter market, including, among others, ordinary brokerage transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.


        We will not receive any part of the proceeds from the sale of the Common Stock. The Selling Stockholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act, in which event commissions received by such intermediary may be deemed to be underwriting commissions under the Securities Act. We will pay all expenses of the registration of securities covered by this Prospectus. The Selling Stockholders will pay any applicable underwriters' commissions and expenses, brokerage fees or transfer taxes.

                                  LEGAL MATTERS

        Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California, will issue an opinion about the legality of the Common Stock being offered by this Prospectus.

                                     EXPERTS

        Grant Thornton LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the years ended December 31, 1997 and December 31, 1996, as set forth in

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Santa Barbara, State of California, on the 2nd day of November, 1999.

                                            SANTA BARBARA RESTAURANT GROUP, INC.


                                            By: /s/ Andrew F. Puzder
                                               --------------------------------
                                               Andrew F. Puzder
                                               Chief Executive Officer

                                POWER OF ATTORNEY

        We, the undersigned directors and officers of Santa Barbara Restaurant Group, Inc., do hereby constitute and appoint Andrew F. Puzder and Theodore Abajian, and each of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                             Title                            Date
           ---------                             -----                            ----

/s/ William P. Foley II
------------------------------     Chairman of the Board of Directors      November 2, 1999
William P. Foley II


/s/ Andrew F. Puzder               Chief Executive Officer, Director       November 2, 1999
------------------------------     (Principal Executive Officer)
Andrew F. Puzder


/s/ Theodore Abajian               Chief Financial Officer
------------------------------     (Principal Financial Officer and        November 2, 1999
Theodore Abajian                   Accounting Officer)


/s/ Frank P. Willey
------------------------------              Director                       November 2, 1999
Frank P. Willey

                                      II-4